Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 EARNINGS

▪	Pretax income of $6.5 million for the fourth quarter and $20.1 million for 2020
▪	Net income of $4.1 million, or $0.17 per diluted share for the fourth quarter
▪	Net income of $21.7 million, or $0.90 per diluted share for 2020
▪	New contract purchases of $743 million for the full year 2020

LAS VEGAS, NV, February 23, 2021 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $4.1 million, or $0.17 per diluted share, for its fourth quarter ended December 31, 2020. This compares to a net income of $29,000 in the fourth quarter of 2019.

Revenues for the fourth quarter of 2020 were $62.4 million, a decrease of $23.3 million, or 27.2%, compared to $85.7 million for the fourth quarter of 2019. Total operating expenses for the fourth quarter of 2020 were $56.0 million compared to $84.8 million for the 2019 period. Pretax income for the fourth quarter of 2020 was $6.5 million compared to pretax income of $0.9 million in the fourth quarter of 2019.

For the twelve months ended December 31, 2020 total revenues were $271.2 million compared to $345.8 million for the twelve months ended December 31, 2019, a decrease of approximately $74.6 million, or 21.6%. Total expenses for the twelve months ended December 31, 2020 were $251.0 million, a decrease of $85.6 million, or 25.4%, compared to $336.6 million for the twelve months ended December 31, 2019. Pretax income for the twelve months ended December 31, 2020 was $20.1 million, compared to $9.2 million for the twelve months ended December 31, 2019. Net income for the twelve months ended December 31, 2020 was $21.7 million, or $0.90 per diluted share. This compares to net income of $5.4 million, or $0.22 per diluted share for the twelve months ended December 31, 2019. Results for the twelve months ended December 31, 2020 include a net tax benefit of $8.8 million related to the revaluation of the Company’s net operating losses and other tax adjustments. Without this tax benefit, net income and net income per diluted share for the twelve months ended December 31, 2020 would have been $12.9 million and $0.54 per share, respectively.

During the fourth quarter of 2020, CPS purchased $166.7 million of new contracts compared to $174.0 million during the third quarter of 2020 and $247.5 million during the fourth quarter of 2019. The Company's receivables totaled $2.175 billion as of December 31, 2020, a decrease from $2.250 billion as of September 30, 2020 and a decrease from $2.416 billion as of December 31, 2019.

Annualized net charge-offs for the fourth quarter of 2020 were 5.18% of the average portfolio as compared to 7.92% for the fourth quarter of 2019. Delinquencies greater than 30 days (including repossession inventory) were 12.08% of the total portfolio as of December 31, 2020, as compared to 15.46% as of December 31, 2019.

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“We began 2020 with the highest expectations and then adjusted to the changes brought about by the pandemic,” reported Charles E. Bradley, Jr., Chairman and Chief Executive Officer. “As the year unfolded, we experienced the interruption and return of the asset-backed securitization market, briefly higher delinquencies followed by improvement to even lower levels than before the pandemic, and the resilience and fortitude of our staff as we navigated work-from-home and enhanced office health protocols. We are looking forward to a return to pre-pandemic world in 2021.”

Conference Call

CPS announced that it will hold a conference call on February 24, 2021, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 3998868.

A replay of the conference call will be available between February 24, 2021 and March 3, 2021, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 3998868. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVD-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, yet unknown, in the future. Any or all such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Interest income	$67,710	$83,274	$294,982	$337,096
Mark to finance receivables measured at fair value	(6,477)	–	(29,528)	–
Other income	1,201	2,449	5,707	8,704
	62,434	85,723	271,161	345,800
Expenses:
Employee costs	19,372	21,847	80,198	80,877
General and administrative	7,630	7,895	31,981	33,004
Interest	22,962	27,595	101,338	110,528
Provision for credit losses	–	21,454	14,113	85,773
Other expenses	5,996	6,045	23,411	26,456
	55,960	84,836	251,041	336,638
Income before income taxes	6,474	887	20,120	9,162
Income tax expense (benefit)	2,331	858	(1,557)	3,756
Net income	$4,143	$29	$21,677	$5,406

Earnings per share:
Basic	$0.18	$0.00	$0.96	$0.24
Diluted	$0.17	$0.00	$0.90	$0.22

Number of shares used in computing earnings per share:
Basic	22,555	22,529	22,611	22,416
Diluted	24,537	23,950	24,003	24,064

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$13,466	$5,295
Restricted cash and equivalents	130,686	135,537
Finance receivables measured at fair value	1,523,726	1,444,038

Finance receivables	492,133	897,530
Allowance for finance credit losses	(80,790)	(11,640)
Finance receivables, net	411,343	885,890

Deferred tax assets, net	28,512	15,480
Other assets	38,162	53,009
	$2,145,895	$2,539,249

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$43,112	$47,077
Warehouse lines of credit	118,999	134,791
Residual interest financing	25,426	39,478
Securitization trust debt	1,803,673	2,097,728
Subordinated renewable notes	21,323	17,534
	2,012,533	2,336,608

Shareholders' equity	133,362	202,641
	$2,145,895	$2,539,249

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019

Contracts purchased	$166.71	$247.50	$742.58	$1,002.78
Contracts securitized	–	275.00	741.87	1,014.10

Total portfolio balance	$2,174.97	$2,416.04	$2,174.97	$2,416.04
Average portfolio balance	2,202.22	2,418.61	2,315.75	2,404.71

Allowance for finance credit losses as % of fin. receivables	16.42%	1.30%

Aggregate allowance as % of fin. receivables (1)	18.23%	3.57%

Delinquencies
31+ Days	10.43%	13.55%
Repossession Inventory	1.65%	1.91%
Total Delinquencies and Repo. Inventory	12.08%	15.46%

Annualized Net Charge-offs as % of Average Portfolio
Legacy portfolio	6.96%	12.05%	11.72%	12.16%
Fair Value portfolio	4.61%	5.17%	4.33%	3.80%
Total portfolio	5.18%	7.92%	6.51%	7.95%

Recovery rates (2)	41.9%	33.1%	38.7%	33.9%

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	For the				For the
	Three months ended				Twelve months ended
	December 31,				December 31,
	2020		2019		2020		2019
	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)	$ (3)	%(4)
Interest income	$67.71	12.3%	$83.27	13.8%	$294.98	12.7%	$337.10	14.0%
Mark to finance receivables measured at fair value	(6.48)	-1.2%	–	0.0%	(29.53)	-1.3%	$–	0.0%
Servicing fees and other income	1.20	0.2%	2.45	0.4%	5.71	0.2%	8.70	0.4%
Interest expense	(22.96)	-4.2%	(27.60)	-4.6%	(101.34)	-4.4%	(110.53)	-4.6%
Net interest margin	39.47	7.2%	58.13	9.6%	169.82	7.3%	235.27	9.8%
Provision for credit losses	–	0.0%	(21.45)	-3.5%	(14.11)	-0.6%	(85.77)	-3.6%
Risk adjusted margin	39.47	7.2%	36.67	6.1%	155.71	6.7%	149.50	6.2%
Core operating expenses	(33.00)	-6.0%	(35.79)	-5.9%	(135.59)	-5.9%	(140.34)	-5.8%
Pre-tax income	$6.47	1.2%	$0.89	0.1%	$20.12	0.9%	$9.16	0.4%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average portfolio balance.  Percentages may not add due to rounding.

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